Exhibit 99.1

The Arena Group Reports 2024 Second Quarter Financial Results

Company Highlights Success of Recent Restructurings, Majority Shareholder Significantly Increases Financial Commitment for Future Growth

NEW YORK – August 19, 2024 – The Arena Group Holdings, Inc. (NYSE American: AREN), today provided an operational update and reported financial results for the three months ended June 30, 2024.

Management Commentary

“Nearly all of our cost reduction initiatives are complete, leading to an expected over $40 million in eliminated costs on an annual basis,” commented Sara Silverstein, The Arena Group’s Chief Executive Officer. “As a result, our net losses significantly narrowed, demonstrating that we are on the right path.”

“We achieved positive Adjusted EBITDA in the current quarter with performance increasing significantly within the quarter from April to June 2024,” she added. “Excluding non-recurring severance charges and higher legal fees would have delivered profitability in June. We anticipate being able to report to our shareholders further improvements in the second half of this year due to the continued phase-out of restructuring costs, increased operational efficiencies and modest organic growth.”

Expanded Line of Credit, Increased Liquidity and Termination of Business Combination Agreement

“I want to be clear: I am as committed to The Arena Group today as I have ever been, particularly in light of the shift towards profitability and the success of new leadership in such a short period of time,” commented Manoj Bhargava, owner of Simplify Inventions

Shortly after the opening of business on Monday August 19, 2024, The Board of The Arena Group, and the ownership of Simplify Inventions, LLC, (“Simplify”) finalized previously disclosed negotiations around alternative structures or options to the proposed business combination agreement. As a result, The Arena Group and Simplify mutually agreed to terminate the proposed business combination agreement in light of changes in the structures of both organizations. To increase the strength of the Company’s balance sheet and to address liquidity concerns, Simplify has agreed to:

●	Increase the Company’s existing $25 million line of credit with Simplify to $50 million;
●	Convert $15 million drawn on the line of credit to common equity based on today’s 60-day volume-weighted average stock price (VWAP); and
●	Line of Credit maturity date extended to December 1, 2026.

“In the months since our pending business combination with Bridge Media was first agreed to, The Arena Group has ended its management of Sports Illustrated and the Bridge Media assets have not performed to expectations,” continued Ms. Silverstein. “As a result, combining the assets of The Arena Group and Bridge Media no longer made sense. We have terminated the business combination and will move forward as a significantly strengthened stand-alone company with the continued support of our majority shareholder, Simplify.”

Though the expansion and modification of terms on the existing line of credit with Simplify increase liquidity and strengthen The Arena Group, these changes do not alleviate all conditions that raised substantial doubt about The Arena Group’s ability to continue as a going concern as previously disclosed.

Business Highlights

●	Sports Vertical: The new management team overhauled the structure and business model of the Athlon Sports brand, shifting from a fixed to a variable cost model. Following the exiting of the Sports Illustrated brand, the new framework reached strong operational performance in six weeks. Traffic increased nearly four-fold from the first to the second quarter of 2024, reaching more than 150 million pageviews. This represents an increase of over 600% year over year.

●	Finance Vertical: This vertical produced the best quarter on record by delivering a year over year increase of over 750% in markets team page view traffic and diversifying and solidifying revenue streams through affiliate commerce, the relaunch of a new and improved TheStreet Pro subscription offering, and the launch of the Come Cruise with Me site and newsletter.

●	Lifestyle Vertical: The Company’s lifestyle vertical achieved the highest April and May traffic on record and delivered record vertical revenue. A continued focus on the health category resulted in major pharmaceutical and healthcare sponsorships. The Company published four newsstand issues of Parade magazine sold exclusively in Dollar Tree stores and launched a new Best Reads channel.

●	Commerce Vertical: Revenue growth in the commerce vertical accelerated in the current quarter and the Company delivered year-over-year increases in both content output and revenue as compared to June 2023.

●	Adventure Vertical: Traffic in the adventure vertical nearly doubled year over year as compared to the second quarter of 2023 while remaining stable as compared to the first quarter of 2024. The Company launched the first integrated campaign across digital, social and video on all sites and published the first digital cover of Men’s Journal since March 2023.

Second Quarter 2024 Financial Results

Total revenue was $27.2 million compared to $34.1 million for the second quarter last year, a decrease of 20.2%, reflecting a decrease in print revenue of $2.8 million due primarily to the shutdown of Athlon Outdoor print operations, as well as lower digital revenue. The primary driver of the decrease in digital revenue was a 10.0% decrease in digital advertising revenue due to the curtailing of certain less profitable brands. Gross profit was $10.7 million, or 39.3% gross profit margin, compared to gross profit of $13.2 million, or 38.7% gross profit margin, in the second quarter last year. The increase in gross profit margin was driven by a higher mix of revenue from sports partners, which receive a higher revenue share.

Total operating expenses were $13.3 million compared to $19.6 million for the second quarter last year, a decrease of 32.1%. Included in this reduction was a 45.7% decrease in selling and marketing costs and a 25.6% decrease in general and administrative costs. The decreases were primarily related to decreases in payroll and employee benefits costs, lower professional marketing services expenses and a reduction in circulation costs.

For the three months ended June 30, 2024, the net loss from continuing operations was $6.9 million, a narrowing of $4.6 million compared to a net loss from continuing operations of $11.5 million in the comparable quarter last year. Net loss, inclusive of a $1.2 million loss from discontinued operations (net of tax), was $8.2 million, or $0.28 per diluted share, compared to a net loss of $19.5 million (inclusive of a loss from discontinued operations of $8.0 million), or $0.88 per diluted share in the second quarter last year.

As of June 30, 2024, the Company had cash and cash equivalents of $6.1 million, compared to $9.3 million as of December 31, 2023. Total debt as of June 30, 2024 was $123.1 million compared to $129.8 million as of December 31, 2023, a reduction of $6.7 million.

KPMG Appointed as Independent Auditor

On July 11, 2024, the Board of Directors approved the appointment of KPMG LLP as The Arena Group’s new independent registered public accounting firm to perform independent audit services, effective immediately, replacing Marcum LLP.

About The Arena Group

The Arena Group (NYSE American: AREN) is an innovative technology platform and media company with a proven cutting-edge playbook that transforms media brands. Our unified technology platform empowers creators and publishers with tools to publish and monetize their content, while also leveraging quality journalism of anchor brands like TheStreet, Parade, Men’s Journal and Athlon Sports to build their businesses. The company aggregates content across a diverse portfolio of over 265 brands, reaching over 100 million users monthly. Visit us at thearenagroup.net and discover how we are revolutionizing the world of digital media.

Forward Looking Statements

This press release includes statements that constitute forward-looking statements. Forward-looking statements may be identified by the use of words such as “forecast,” “guidance,” “plan,” “estimate,” “will,” “would,” “project,” “maintain,” “intend,” “expect,” “anticipate,” “prospect,” “strategy,” “future,” “likely,” “may,” “should,” “believe,” “continue,” “opportunity,” “potential,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters, and include, for example, statements related to the Company’s anticipated future expenses and investments, business strategy and plans, expectations relating to its industry, market conditions and market trends and growth, market position and potential market opportunities, and objectives for future operations. These forward-looking statements are based on information available at the time the statements are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or suggested by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the ability of the Company to expand its verticals; the Company’s ability to grow its subscribers; the Company’s ability to grow its advertising revenue; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the effects of steps that the Company could take to reduce operating costs; the remaining effects of the COVID-19 pandemic and impact on the demand for the Company products; the inability of the Company to sustain profitable sales growth; circumstances or developments that may make the Company unable to implement or realize the anticipated benefits, or that may increase the costs, of its current and planned business initiatives; and those factors detailed by the Company in its public filings with the SEC, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Should one or more of these risks, uncertainties, or facts materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by the forward-looking statements contained herein. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor Relations Contact

Rob Fink, FNK IR

aren@fnkir.com

646.809.4048

The Arena Group Contact

Steve Janisse

c-sjanisse@thearenagroup.net

404.574.9206

Tables Follow

THE ARENA GROUP HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenue	$27,183	$34,072	$56,124	$62,490
Cost of revenue (includes amortization of developed technology and platform development for three months ended 2024 and 2023 of $1,507 and $2,323, respectively and for the six months ended 2024 and 2023 of $3,056 and $4,692, respectively)	16,465	20,855	36,473	38,945
Gross profit	10,718	13,217	19,651	23,545
Operating expenses
Selling and marketing	3,751	6,904	8,315	12,751
General and administrative	8,632	11,601	18,767	24,576
Depreciation and amortization	913	1,065	1,900	2,161
Loss on impairment of assets	-	-	1,198	119
Total operating expenses	13,296	19,570	30,180	39,607
Loss from operations	(2,578)	(6,353)	(10,529)	(16,062)
Other (expense) income
Change in valuation of contingent consideration	-	90	(313)	(409)
Interest expense, net	(4,249)	(5,001)	(8,588)	(9,183)
Liquidated damages	(76)	(177)	(152)	(304)
Total other expense	(4,325)	(5,088)	(9,053)	(9,896)
Loss before income taxes	(6,903)	(11,441)	(19,582)	(25,958)
Income tax provision	(35)	(86)	(76)	(93)
Loss from continuing operations	(6,938)	(11,527)	(19,658)	(26,051)
Loss from discontinued operations, net of tax	(1,249)	(7,957)	(91,887)	(12,810)
Net loss	$(8,187)	$(19,484)	$(111,545)	$(38,861)
Basic and diluted net loss per common share:
Continuing operations	$(0.24)	$(0.52)	$(0.70)	$(1.27)
Discontinued operations	(0.04)	(0.36)	(3.27)	(0.62)
Basic and diluted net loss per common share	$(0.28)	$(0.88)	$(3.97)	$(1.89)
Weighted average number of common shares outstanding – basic and diluted	29,399,365	22,074,500	28,110,331	20,509,676

THE ARENA GROUP HOLDINGS, INC., AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$6,085	$9,284
Accounts receivables, net	22,698	31,676
Prepayments and other current assets	5,555	5,791
Current assets from discontinued operations	1,014	43,648
Total current assets	35,352	90,399
Property and equipment, net	225	328
Operating lease right-of-use assets	2,565	176
Platform development, net	7,380	8,723
Acquired and other intangible assets, net	24,489	27,457
Other long term assets	773	1,003
Goodwill	42,575	42,575
Noncurrent assets from discontinued operations	-	18,217
Total assets	$113,359	$188,878
Liabilities, mezzanine equity and stockholders’ deficiency
Current liabilities:
Accounts payable	$4,977	$7,803
Accrued expenses and other	27,270	28,903
Line of credit	-	19,609
Unearned revenue	10,719	16,938
Subscription refund liability	131	46
Operating lease liability, current portion	122	358
Contingent consideration	-	1,571
Liquidating damages payable	3,076	2,924
Simplify loan	12,748	-
Bridge notes	8,000	7,887
Debt	102,372	102,309
Current liabilities from discontinued operations	97,516	47,673
Total current liabilities	266,931	236,021
Unreaned revenue, net of current portion	530	542
Operating lease liability, net of current portion	2,101	-
Other long-term liabilities	169	406
Deferred tax liabilities	661	599
Noncurrent liabilities from discontinued operations	-	10,137
Total liabilities	270,392	247,705
Mezzanine equity:
Series G redeemable and convertible preferred stock, $0.01 par value, $1,000 per share liquidation value and 1,800 shares designated; aggregate liquidation value: $168; Series G shares issued and outstanding: 168; common shares issuable upon conversion: 8,582 at March 31, 2024 and December 31, 2023	168	168
Total mezzanine equity	168	168
Stockholders’ deficiency:
Common stock, $0.01 par value, authorized 1,000,000,000 shares; issued and outstanding: 29,573,932 and 23,836,706 shares at June 30, 2024 and December 31, 2023, respectively	295	237
Additional paid-in capital	332,702	319,421
Accumulated deficit	(490,198)	(378,653)
Total stockholders’ deficiency	(157,201)	(58,995)
Total liabilities, mezzanine equity and stockholders’ deficiency	$113,359	$188,878